EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

AT FINAL BARGAINING SESSION,

CONTINENTAL AIRLINES AND FLIGHT ATTENDANT

UNION REACH AGREEMENT ON NEW CONTRACT

HOUSTON, Dec. 8, 2005 - Continental Airlines (NYSE: CAL) today issued the following bulletin to update employees about negotiations with its flight attendants' union, the International Association of Machinists (IAM):

Continental Airlines is pleased to confirm that, as reported by the National Mediation Board (NMB), the company has reached an agreement with the IAM covering the company's flight attendants.

Continental's Chairman and CEO Larry Kellner personally joined the talks today, along with Robert Roach, Jr., the general vice president, transportation of the IAM.

"I want to thank the IAM leadership and its negotiating team for working together with Continental to get this deal done within the deadline set by the National Mediation Board," said Larry Kellner, Continental's chairman and chief executive officer. "Now, we must go forward and get this agreement ratified."

The IAM is preparing detailed communications to its membership explaining the agreement, which is subject to ratification by the flight attendants. The company is not releasing details of the agreement in order to allow the union to communicate directly with its members. Results of the ratification process are expected in January 2006.

Talks between Continental Airlines and the IAM resumed earlier this week at the offices of the NMB in Washington, D.C. The NMB had stated this was a final bargaining session and that failure to get this agreement could have resulted in a release from mediation.

Today's agreement between Continental Airlines and the IAM, along with previously announced pay and benefit reductions for other work groups, concludes the negotiation process with all Continental's domestic employees.

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